AMAX LONG VALLEY GOLD CORPORATION
                9100 East Mineral Circle
                Englewood, Colorado 80112


August 1, 1997


Royal Gold, Inc.
Royal Long Valley, Inc.
1660 Wynkoop Street
Suite 1000
Denver, CO 80202-1132
Attn: Mr. Peter B. Babin, President

Re:  Long Valley Gold Project, Mono County, California

Dear Mr. Babin:

     This letter sets forth the terms of our binding agreement in principle effective as of August 1, 1997 (the "Agreement"), among Royal Gold, Inc., a Delaware corporation ("RG"), Royal Long Valley, Inc. a Nevada corporation ("RLV"), andAmax Long Valley Gold Corporation, a Delaware corporation ("Amax") relating to a lease and option to purchase granted by RLV to Amax pertaining to certain property and interests now owned or to be acquired by RLV known as the Long Valley gold project (the "Project") in Mono County, California, as more specifically described in Exhibit A to this Agreement (the "Property").

     1. Grant of Lease and Purchase Option. In consideration for the sum of $150,000.00 paid by Amax to RLV on execution of this letter and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RLV hereby leases the Property to Amax (the "Lease") and grants to Amax an exclusive irrevocable option (the "Purchase Option") to purchase the Property, both on the terms and conditions set forth below. The term of the Lease shall be from August 1, 1997 to and including January 31, 2003 (the "initial term"), with the right of Amax at its option to extend the Lease on the same terms and conditions to and including January 31, 2008 (the "extended term") (the initial and extended terms being hereinafter referred to as the "Lease Term"). Amax shall have the right to sooner terminate the Lease pursuant to Section 6 and to exercise the Purchase Option pursuant to Section
7 at any time during the Lease Term. The Purchase Option may be exercised by Amax upon the delivery to RLV of both a "positive" feasibility study and an affirmative production decision for the Property. Upon transfer of title pursuant to exercise of the Purchase Option, the Lease shall terminate.

     2.  Standard Minerals Option and Representations of RG and RLV.

     A. RLV shall timely exercise the purchase option under that certain Mining Claim Exploration and Purchase Option Agreement dated as of November 30, 1993 between Standard Industrial Minerals, Inc. ("Standard") and RLV, as amended (the "Standard Purchase Option Agreement"), under which, on or before December 31, 1997, RLV must pay Standard the sum of $900,000 in order to acquire a 100 % interest in the Property.

     B.   RG and RLV hereby represent and warrant to Amax as follows:

     (i) To the best of the knowledge, information and belief of RG and RLV and subject only to the provisions of the Joint Venture Agreement dated April 4, 1989 between Standard and RG, as amended (the "Standard Venture Agreement") and to the provisions of the Standard Purchase Option Agreement, Standard owns a full and undivided interest in and to each of the LV 1 through LV 122 unpatented mining claims included in the Property as of the date hereof (with the possible exception that it may be necessary to relocate the discovery monuments of LV 60, LV 61 and LV 62, to avoid conflict with the patented ground in Section 15, T3S, R28E);

     (ii) RG owns a full and undivided interest in and to each of the LV 123 through RLV 160 unpatented mining claims included in the Property as of the date hereof;

     (iii) To the best of the knowledge, information and belief of RG and RLV, all such claims have been validly located and maintained in accordance with all applicable laws and regulations;

     (iv) All such claims are free and clear of all liens, claims, and encumbrances whatsoever, subject only to the paramount interest of the United States of America; all taxes, if any, which may be or which may become a lien upon the Property, as of the date hereof, have been paid;

     (v) Excepting only the impact of the Standard Venture Agreement and the Standard Purchase Option Agreement, the Property is not in any manner encumbered as a result of any conduct or activity of RG or RLV or, to the best of the knowledge, information and belief of RG and RLV, as a result of any conduct or activity of Standard; and

     (vi) Having secured the approval of their respective boards of directors to the terms and conditions of this agreement, the Standard Venture Agreement and the Standard Purchase Option Agreement, RG and RLV have full and complete authority to execute this agreement and to grant the rights herein conferred on Amax; and

     (vii) RG and RLV have no knowledge that any of the mining claims comprising the property are invalid, or that there are other senior or junior mining or placer claims in conflict with any of such claims and, to the best knowledge, information and belief of RG and RLV, Standard has no such knowledge; and

     (viii) Each of the Standard Venture Agreement and the Standard Purchase Option Agreement (a) is in full force and effect, is enforceable against RG or RLV, as the case may be (and, to the best of the knowledge, information and belief of RG or RLV, by RG or RLV against all other parties thereto) in accordance with its terms, subject, as to enforceability only, to applicable laws relating to bankruptcy and the enforceability of creditors' rights generally, and (b) no default or event or condition which with notice, lapse of time or both could constitute a default thereunder has occurred and is continuing.

     3.  Lease Payments and Other Payments.

          A. During the Lease Term, Amax shall make the following payments to RLV:

                (i) The sum of $300,000, on or before December 31, 1997.

               (ii) The sum of $250,000 commencing July 1, 1998, and on each anniversary date thereafter ("annual advance minimum royalty").


Upon Amax's termination of the Lease under Section 6, the foregoing payments in this Section 3 shall cease.

          B.   Following Amax's exercise of the Purchase Option under
Section 7 and resulting termination of the Lease as provided in Section 1, Amax shall pay to RLV the higher of the annual advance minimum royalty or RLV's percentage of net operating cash flow under Section 8D. Amax's obligation to pay the advance minimum royalty shall terminate on the first to occur of (i) Payback for RLV (as defined in Section 8D); (ii) completion by Amax of mining operations and residual leaching at Long Valley or (iii) other decision of Amax to terminate operations at Long Valley and, if RLV so desires, to reconvey the property to RLV once reclamation and other environmental obligations have been satisfied.

          C. All payments shall be paid in immediately available funds. All lease payments (including annual advance minimum royalty payments made during the Lease Term), together with any annual advance minimum royalty payments made after exercise of the Purchase Option, shall be subject to recoupment by Amax under Section 8D.

     4. Work Expenditures. During the Lease Term, until terminated by Amax under Section 6 or until the Purchase Option is exercised under Section 7, Amax shall make work expenditures ("Work Expenditures") on or for the benefit of theProperty in the following amounts:

          A. The sum of $500,000 on or before January 31, 1998. This is a firm commitment. If Amax fails to perform the total amount of such Work Expenditures, Amax shall pay RLV the deficiency in immediately available funds.

          B. The sum of $500,000 on or before January 31 of each year thereafter.

Any excess of Work Expenditures in any year (or during the period prior to January 31, 1998) shall be carried forward to the succeeding year. If Work Expenditures in any year after the period ended January 31, 1998 are deficient and Amax desires to maintain the Lease and Purchase Option in effect, Amax shall pay RLV in immediately available funds a sum equal to 50% of the deficiency. Work Expenditures may include any and all sums spent or incurred by Amax in exploration, evaluation, and development of the Property, including without limitation all costs for land acquisition and maintenance; drilling, sampling, assaying, and ore reserve calculation; metallurgical and engineering analyses; environmental and permitting analyses and activities; title examination and curative; feasibility studies; and financing investigations; plus 5% of such direct costs in lieu of headquarters overhead
and general and administrative expenditures.   All Work Expenditures shall
be subject to recoupment by Amax under Section 8D, but any cash payments in lieu of Work Expenditures made by Amax to RLV under this Section 4 shall not be subject to recoupment by Amax.

     5. Rights and Obligations During Lease Term. The parties shall have the following rights and obligations during the Lease Term:

          A. Access to Property and Provision of Data. Amax shall have full access to the Property to conduct such investigations and examinations as Amax may deem desirable and to all information and data in RLV's possession and control pertaining to the Property necessary or desirable to enable Amax to
fully evaluate the Property and its commercial feasibility.   RLV agrees to
cooperate fully with Amax in its investigation.

          B. Activities by Amax. Amax shall have exclusive possession of the Property, subject to the paramount rights of the United States with respect to unpatented mining claims included in the Property, and shall have the exclusive right to conduct such exploration, evaluation, and development activities on the Property (including bulk sampling) as Amax may desire. RLV shall provide all reasonable assistance to Amax for the obtaining of any permits, licenses, and third party consents needed for such work. Amax shall also have the right to contact the pertinent federal, state, and local permitting agencies, and to negotiate with such agencies.

          C. Maintenance of Property. Amax shall maintain in good standing all unpatented mining claims that comprise the Property. Amax shall have the right to amend or relocate in the name(s) of the then owner(s) any unpatented mining claims included in the Property, to locate different types of claims on ground covered by existing claims, and to locate any fractions.

          D. Decisions. All decisions with respect to exploration, evaluation, and development of the Property shall be made by Amax in its sole discretion.

          E. Sharing of Data. During each year of the Lease Term, Amax will share with RLV all information (including interpretive and non-interpretive data, subject to typical disclaimers regarding interpretive data and statements that RLV may not rely upon the same) obtained from the exploration, evaluation, and development activities pertaining to the Property, including providing a copy of any geological and other principal reports relating to the Property, and will report to RLV in writing at least quarterly regarding the progress of the exploration and evaluation work and Work Expenditures made during the period.

          F. RLV Access to Property. RLV may have access to the Property at ts sole risk on reasonable notice, and shall be entitled to conduct tours of the Property for investor relations and financing activities. RLV's exercise of its access rights shall not interfere in any way with Amax's operations on the Property, which shall take precedence in the event of any conflict.

     6. Right to Terminate. Amax may terminate this Agreement or the Lease at any time at its sole option by giving RLV 30 days' prior written notice, upon which all rights and obligations of the parties under this Agreement shall cease, except for any limitation of liability, indemnification, and confidentiality provisions set forth in the definitive agreement provided for in Section 10 below; provided, however, that (i) if Amax terminates this Agreement after July 1 of any year, Amax agrees to pay governmental fees and make all governmental filings necessary to maintain the unpatented mining claims for the assessment year commencing on September 1 next following such notice of termination and (ii) if Amax terminates this Agreement or the Lease on or before January 31, 1998, Amax shall remain obligated to comply with Section 4A.

     7. Exercise of Purchase Option. If Amax decides to exercise the Purchase Option, upon both the completion of a "positive" feasibility study for the Property and the making of an affirmative production decision for the Property by AGI's and Amax's Boards of Directors, Amax shall give RLV notice thereof. Within 10 days after such notice, RLV shall deliver to Amax a special warranty deed in form satisfactory to Amax transferring title to a 100% interest in the Property, and reserving to RLV the annual advance minimum royalty as described above and a 22% net profits interest ("NPI") in production from the Property, convertible at RLV's election to a net smelter returns royalty as set forth in Section 8 below, and Amax shall deliver to RLV the sum of $10.00.

     8.  RLV 22% NPI.

          A. Definition of Net Profits. The definition of "net profits" for purposes of RLV's 22% NPI shall be as agreed to by the parties in the definitive agreement or otherwise. It is agreed that the calculation of net profits shall not include any benefit or loss from price hedging and price protection arrangements conducted by or on behalf of Amax or its affiliates. It is further agreed that, in determining net profits, Amax shall be entitled to deduct from revenues the following percentages of total operating costs in lieu of headquarters overhead and headquarters general and administrative expenses: 3% during the development/construction stage of operations and 1% during the mining and processing stage of operations.

          B. Payable in Kind; Payable Quarterly. RLV may elect to receive in kind its NPI or its NSR Royalty (as described below). Both royalties shall be payable quarterly.

          C. Conversion to Net Smelter Returns Royalty. RLV shall have the right at any time after Payback (as defined below), which right shall be exercisable on an annual basis by notice given to Amax on or before December 1 of any year, to convert its NPI to a net smelter returns royalty ("NSR Royalty"), which shall be a sliding scale royalty based on the gold price, as set forth below:

          Price of Gold Per Ounce       NSR Royalty Interest

          Above $500                         5.5%
          Above $450 but less than or
            equal to $500                    4.5%
          Above $400 but less than or
            equal to $450                    3.5%
          Above $350 but less than or
            equal to $400                    2.5%
          $350 or below                      -0-

The gold price shall be determined quarterly based on the average of the London PM fixing price in U.S. Dollars for the quarter preceding payment.

          D. Recoupment of Capital. No payments shall be made to RLV under its 22% NPI until both Amax and RLV have recouped from net operating cash flow from the Property all of their respective actual investments in the Property, including cumulative exploration, evaluation, and development expenditures ("Capital Investment") in the Property ("Payback"). The parties shall agree on the procedures by which Capital Investment is to be calculated. In recouping Capital Investment, the parties agree that each item of Capital Investment shall be recouped only once and neither party shall impose a "cost of capital" expense on the operation (but interest expense actually paid to third-party institutions will be considered part of Capital Investment).

     Prior to Payback for both Amax and RLV, the net operating cash flow shall be distributed 90% to Amax and 10% to RLV. If Amax reaches Payback before RLV, RLV shall receive 100% of the net operating cash flow until RLV Payback occurs. If RLV reaches Payback before Amax, Amax shall receive 100% of the net operating cash flow until Amax Payback occurs. Subsequent to Payback for Amax and RLV, all net operating cash flow shall be distributed to Amax, subject to RLV's 22% NPI. The distribution of net operating cash flow set forth in this Section 8D is subject to revision if so required by lending institutions providing financing for the project. If such institutions require a larger portion of cash flow to be dedicated to loan repayment, a revised distribution shall be agreed by the parties.

          E.  Separate Mining Units.   If separate mining units are created on
the Property, each mining unit shall be treated as a stand-alone unit for the purpose of calculating production royalty and Payback.

     9. Area of Interest.   If either party or if any affiliate of a party
now has or hereafter acquires any property interest within the boundaries of the Property or within one mile of the perimeter of such boundaries, such party shall give prompt notice to the other party and such property interests shall, at the option of the other party, exercised within 45 days after notice of such acquisition by the acquiring party, become part of the Property and become subject to this Agreement and to the definitive agreement described in Section 10 below (the "Additional Property"). The acquiring party shall be entitled to include all acquisition expense for such Additional Property in the calculation of its Capital Investment, for the purpose of Payback pursuant to Section 8D. If Amax does not exercise the Purchase Option and the Lease is terminated, RLV shall have the right to retain any Additional Property acquired by Amax, provided that RLV must reimburse Amax for its acquisition cost of the Additional Property within 30 days following such termination.

     10.  Definitive Agreement.   The parties agree to commence negotiations
in good faith promptly after execution of this Agreement for a definitive agreement incorporating the terms of this Agreement and containing the following terms and such other terms and provisions as may be mutually agreeable to the parties.

          - Customary representations by RLV, including title, environmental.
          - Customary corporate representations by both parties.
          - Limitation of Amax's liability and indemnification by RLV of Amax against any pre-Agreement liabilities pertaining to the Property; indemnification by both parties against any liabilities arising out of the indemnifying party's activities pertaining to the Property during the term of the Agreement.
          - Customary title examination and curative provisions.
          - Customary compliance with law provisions.
          - Covenants by Amax and RLV against liens on the Property.
          - Customary insurance provisions.
          - Customary confidentiality provisions.
          - Force majeure provision.
          - Right of Amax to remove property after termination of the Lease.
          - Customary general provisions including, without limitation, audit, information and inspection rights of RLV, property maintenance, disclaimer of the "merger by deed" doctrine, and disclaimer of the adverse, unintended impact of the rule against perpetuities.

     This Agreement shall govern the rights and obligations of the parties until such time as the definitive agreement has been negotiated and executed by both parties. If the parties fail to reach agreement on the terms of a definitive agreement, this Agreement shall remain binding upon the parties.

     11. Assignment. Neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that RLV may assign its interest at any time after December 31, 1997, to a third party without the consent of Amax, provided that such third party agrees to assume all of RLV's obligations under this Agreement, and provided further that Amax may assign its interest to an affiliated company or a successor without the consent of RLV, provided that the assignee agrees to assume all of Amax's obligations under this Agreement.

     12. RG acknowledges the benefits it will receive from payments made by Amax to RLV, its wholly owned subsidiary, and agrees that it shall cause RLV to comply with its obligations under this Agreement.

     13. Governing Law. This Agreement shall be governed by the laws of the State of California, excluding any conflicts of laws principles.

     14. Affiliated Companies. Each party shall take such actions as may be necessary to cause its affiliates to comply with the obligations contemplated herein. "Affiliate" of a party means any person, partnership, joint venture, corporation, or other form of enterprise that directly or indirectly controls, is controlled by, or is under common control with, the party.

     15. Notice. All notices required or permitted to be given hereunder shall be in writing and shall be delivered to the parties by personal delivery, registered or certified mail, facsimile transmission, or express delivery service at the addresses set forth below, or to such other address as the parties may later designate by like notice to each other:

     Amax:

     Amax Long Valley Gold Corporation
     9100 E. Mineral Circle
     Englewood, CO 80112
     Attn: President
     Fax: 303-643-5510

     with a copy to:

     Amax Long Valley Gold Corporation
     9100 E. Mineral Circle
     Englewood, CO 80112
     Attn: General Counsel
     Fax: 303-643-5507

     RG:

     Royal Gold, Inc.
     1660 Wynkoop
     Suite 1000
     Denver, CO 80202-1132
     Attn: Mr. Peter B. Babin, President
     Fax: 303-595-9385

     RLV:

     Royal Long Valley, Inc.
     1660 Wynkoop
     Suite 1000
     Denver, CO 80202-1132
     Attn: Mr. Peter B. Babin, Vice President
     Fax: 303-595-9385

All notices required or permitted to be given hereunder shall be deemed to have been given on the date of actual receipt.


     If the foregoing correctly sets forth our understanding, please sign one copy of this Agreement where shown below and return it to me.

Very truly yours,


   /S/
_______________________________
Robert B. Blakestad
Vice President
Amax Long Valley Gold Corporation


Accepted and agreed to this 4th day of September, 1997:

ROYAL GOLD, INC.                   ROYAL LONG VALLEY, INC.


           /S/                                    /S/
By:_________________________       By:_____________________________
   Peter B. Babin                     Peter B. Babin
   President                          President